The Bear Stearns Companies Inc.

383 Madison Avenue

New York, NY 10179

Tel (212) 272-2000

www.bearstearns.com

Contact:	Elizabeth Ventura	(212) 272-9251
	John Quinn	(212) 272-5934

BEAR STEARNS DECLARES QUARTERLY CASH DIVIDEND

ON COMMON AND PREFERRED SHARES

NEW YORK, New York - September 21, 2005 - The Board of Directors of The Bear Stearns Companies Inc. (NYSE: BSC) declared a regular quarterly cash dividend of 25 cents per share on the outstanding shares of common stock payable October 28, 2005 to stockholders of record on October 18, 2005.

The Board of Directors of The Bear Stearns Companies Inc. declared the following regular quarterly dividends: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E (which is equivalent to 76.875 cents per related depositary share); (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F (which is equivalent to 71.50 cents per related depositary share); and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G (which is equivalent to 68.625 cents per related depositary share); all payable October 15, 2005 to stockholders of record on September 30, 2005.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $52.1 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company’s business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, securities research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 11,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s website at http://www.bearstearns.com.